Calculation of Filing Fee Tables
S-8
Consensus Cloud Solutions, Inc.
Table 1: Newly Registered Securities
	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
1	Equity	Common Stock, $0.01 par value per share, to be issued under the Consensus Cloud Solutions, Inc. Amended and Restated 2021 Equity Incentive Plan (the "Plan")	Other	1,510,000	$ 37.36	$ 56,413,600.00	0.000087	$ 4,907.98
Total Offering Amounts:						$ 56,413,600.00		$ 4,907.98
Total Fee Offsets:								$ 0.00
Net Fee Due:								$ 4,907.98
Offering Note
[1]	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the "Securities Act"), this Registration Statement on Form S-8 (this "Registration Statement"), shall also cover any additional shares of Common Stock, par value of $0.01 per share ("Common Stock") of Consensus Cloud Solutions, Inc. (the "Registrant"), in respect of the securities identified in the above table that may become issuable through the Plan as a result of any stock dividend, stock split, recapitalization or other similar transactions. The proposed maximum offering price has been estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and (h) of the Securities Act, based on the average of the high and low sales price of the Common Stock of $37.36 per share, as reported on the Nasdaq Stock Market on October 30, 2026.

Table 2: Fee Offset Claims and Sources	☑Not Applicable
	Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Security Type Associated with Fee Offset Claimed	Security Title Associated with Fee Offset Claimed	Unsold Securities Associated with Fee Offset Claimed	Unsold Aggregate Offering Amount Associated with Fee Offset Claimed	Fee Paid with Fee Offset Source
Rule 457(p)
Fee Offset Claims
Fee Offset Sources